UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2014

PACIFIC COAST OIL TRUST

(Exact name of Registrant as specified in its charter)

Delaware	1-35532	80-6216242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

919 Congress Avenue, Suite 500

Austin, Texas 78701

(Address of principal executive offices, including zip code)

(512) 236-6555

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 9, 2014, Pacific Coast Oil Trust (the “Trust”) issued a press release announcing an agreed sale of an aggregate of 2,654,436 of its trust units in a secondary offering by certain trust unitholders affiliated with Pacific Coast Energy Company LP. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information furnished pursuant to this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 8.01 Other Events.

Pending Initiative in Santa Barbara County

The Trust was created to own undivided interests in underlying properties consisting of the interests of Pacific Coast Energy Company LP (“PCEC”) in its oil and natural gas properties located onshore in California (the “Underlying Properties”). In addition to its other operations, PCEC produces oil and natural gas from its Orcutt properties in the Santa Maria Basin, which operations are located in Santa Barbara County. Currently, a majority of production in the Orcutt oilfield is produced from formations utilizing conventional production methods. Beginning in the 1990s, companies in California began to focus on the development of the Diatomite formations, a typically shallow zone. The Orcutt Diatomite formation lies approximately 100 to 900 feet below the surface and is produced by utilizing cyclic steam injection. PCEC utilizes primarily water flooding to produce oil from its conventional Orcutt properties, and since 2005, has utilized cyclic steam injection to produce oil from the Diatomite formation in its Orcutt properties.

Several jurisdictions in California, including Santa Barbara County, have proposed various forms of moratoria or bans on hydraulic fracturing and other hydrocarbon recovery techniques, including traditional waterflooding, acid treatments and cyclic steam injection. A local initiative in Santa Barbara County was circulated for signature during the first half of 2014 and has obtained sufficient signatures to place proposed amendments to the Santa Barbara County Comprehensive Plan and the Santa Barbara County Code on the ballot in Santa Barbara County in November 2014. It is also possible that the Santa Barbara County Board of Supervisors could elect to adopt the measure without change in the coming weeks. If enacted, these amendments would either directly or indirectly prohibit utilization of waterflooding, cyclic steam injection, acid use for stimulation or maintenance, water injection, and a variety of other methods, on future well sites as well as potentially materially reducing or prohibiting utilization of such recovery techniques from currently producing wells, within Santa Barbara County. If enacted, the proposed amendments would also prohibit the use of hydraulic fracturing in Santa Barbara County, although PCEC has never used hydraulic fracturing in Santa Barbara County and has no plans to do so. PCEC and other companies involved in the oil and gas industry in Santa Barbara County and elsewhere are actively involved in campaigning to defeat the proposed initiative because PCEC believes enacting the proposed amendments would result in significant negative impacts on California jobs, taxes, royalty owners as well as the Trust’s ability to pay cash distributions to trust unitholders.

The current and future production of PCEC’s Orcutt properties, including the Diatomite formation, which are located in Santa Barbara County, are substantially dependent on PCEC’s ability to successfully implement or continue utilizing traditional waterflooding, cyclic steam injection and other currently utilized recovery methods. For example, production utilizing cyclic steaming represented 1,660 Boe/d and 1,631 Boe/d of average net production for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, or 38% and 38%, respectively, of PCEC’s average daily net production attributable to the Underlying Properties for such periods. Total production in Santa Barbara County, including conventional production, represented 3,392 Boe/d and 3,320 Boe/d of average net production for the year ended December 31, 2013 and the three months ended March 31, 2014, respectively, or 77% and 77%, respectively, of PCEC’s average daily net production attributable to the Underlying Properties for such periods. Because PCEC’s current production within Santa Barbara County is significant, the proposed amendments, if enacted, would have a material adverse impact on future production from the Underlying Properties, and would have a material adverse impact on such current production, each of which would materially and adversely affect the Trust’s ability to pay cash distributions to trust unitholders. If the proposed amendments were enacted, PCEC would likely sue Santa Barbara County to recover damages resulting from Santa Barbara County’s taking of PCEC’s and the unitholders’ property without compensation. Any such litigation would result in additional costs to the Trust, and there can be no assurance of the success of such action against Santa Barbara County.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated June 9, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pacific Coast Oil Trust

By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Sarah Newell
Sarah Newell
Vice President

Date: June 9, 2014